Media Contact	June 11, 2015
Casey Lassiter, 205-410-2777	For Immediate Release
casey.lassiter@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com
HealthSouth to Acquire
Operations of Reliant Hospital Partners

Expands Portfolio of Free-Standing IRFs to 120

Furthers Position as a Leading Provider of Post-Acute Services

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS) (the “Company”), a leading provider of post-acute services, today announced it has entered into a definitive agreement to acquire the operations of Reliant Hospital Partners, LLC and affiliated entities (“Reliant”) for a cash purchase price of $730 million. Reliant operates a portfolio of 11 inpatient rehabilitation hospitals in Texas, Massachusetts and Ohio, plus three inpatient satellite locations in Massachusetts for a total of 902 beds. Based on the structure of the transaction, HealthSouth expects to realize a tax benefit with an estimated net present value of approximately $125 million to $150 million. The transaction was approved by both companies’ boards of directors and is expected to close in 2015. HealthSouth expects to fund the transaction with cash on hand and senior debt.

All of the Reliant hospitals are leased, and seven of the leases are treated as capital leases for accounting purposes. HealthSouth will assume the lease obligations of all the acquired hospitals. The amount of the capital lease obligation to be recognized on HealthSouth’s balance sheet upon closing is subject to the final purchase price allocation and is preliminarily estimated at approximately $210 million. In 2014, Reliant’s operations generated revenues of approximately $249 million and Adjusted EBITDA of approximately $82 million. The acquisition of the operations of Reliant is expected to be immediately accretive, excluding transaction costs, to HealthSouth’s earnings per share following closing.

Operating entities for seven Reliant hospitals include minority limited partners. The interests held by limited partners represent less than 10% of the equity of the combined Reliant operating entities. The cash purchase price will be reduced for any remaining limited partner interests at closing.

“The acquisition of the operations of Reliant Hospital Partners furthers HealthSouth's position as a leading provider of post-acute services,” said Jay Grinney, HealthSouth President and Chief Executive Officer. “Reliant's portfolio of high-quality inpatient rehabilitation hospitals complements our networks in the highly competitive Houston, Dallas-Fort Worth and Austin markets while providing entry into new markets in Abilene, Texas; Dayton, Ohio; and the greater Boston metropolitan area.”

The closing of the transaction is subject to certain customary closing conditions and regulatory approvals, including expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to occur in 2015. HealthSouth will address the effects of this acquisition on its previously announced Adjusted EBITDA and earnings per share guidance ranges after the transaction closes.

Wells Fargo Securities LLC is acting as exclusive financial advisor to HealthSouth. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to HealthSouth.

About HealthSouth

HealthSouth is one of the nation’s largest providers of post-acute healthcare services, offering both facility-based and home-based post-acute services in 33 states and Puerto Rico through its network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. HealthSouth can be found on the Web at www.healthsouth.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are forward-looking statements, such as those relating to the purchase price and the likelihood, timing and effects of the completion of this acquisition. In addition, HealthSouth may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking statements speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such statements, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, are inherently uncertain, and involve a number of risks and uncertainties. HealthSouth's actual results or events may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results or events to differ materially from those anticipated include, but are not limited to, the regulatory review and approval process for the acquisition, the satisfaction of other closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought by or against HealthSouth, including those related to issues at acquired companies and litigation brought to prevent the closing of this acquisition; the possibility this acquisition will experience other unexpected delays; the ability to finance the acquisition purchase price and amend the covenants under HealthSouth’s senior secured credit facility as necessary to complete this acquisition on terms and conditions anticipated or consistent with HealthSouth’s historical financing activity; any adverse effects on HealthSouth’s stock price resulting from the announcement, closing or the integration of this acquisition; the ability to ultimately realize anticipated tax benefits; the ability to successfully complete and integrate this acquisition consistent with HealthSouth’s growth strategy, including realization of anticipated revenues and cost savings, minimizing the negative impacts on margins arising from the changes in staffing and other operating practices, and avoidance of unforeseen exposure to liabilities; significant changes in HealthSouth’s management team; changes in the regulation of the healthcare industry broadly or the inpatient rehabilitation segment specifically at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; the ability to maintain proper local, state and federal licensing where the acquired company does business; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems, including the unauthorized access to or theft of patient or other sensitive information as well as any unforeseen issues related to integration of the acquired company’s systems; the ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2014 and Form 10-Q for the quarter ended March 31, 2015.